Exhibit 10.47

PERCEPTIVE SOFTWARE, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of the              day of             , 2010 (the “Effective Date”), by and between [EXECUTIVE] (“Executive”) and Perceptive Software, Inc. or any successors thereto (the “Company”), a subsidiary of Lexmark International, Inc. (“Lexmark”).

WHEREAS, the Company, Lexmark and Executive desire to enter into an employment agreement and terminate the Amended and Restated Executive Employment Agreement entered into by Executive and the Company on April 9, 2008.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.	EMPLOYMENT

1.1 Employment Term. Unless Executive’s employment shall sooner terminate pursuant to Section 1.3 of this Agreement, the Company shall employ the Employee for a term commencing on the Effective Date and ending on June 30, 2013 (the “Term”) and the Employee’s employment shall continue thereafter at will.

1.2 Position and Duties. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of [ENTER POSITION HERE] of the Company, and Executive hereby accepts such employment. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of [ENTER POSITION HERE] and such other similar duties as are assigned to Executive by the Company, the Chief Executive Officer of [Lexmark][the Company], or the Board of Directors of Lexmark (the “Board”). Executive will report to the Chief Executive Officer of [Lexmark][the Company]. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

1.3 Termination of Employment. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company, with or without Cause, and without prior notice, at any time during the Term. If Executive’s employment with the Company is terminated by the Company without Cause, or voluntarily by Executive with Good Reason, Executive will receive all accrued but unpaid base salary and bonus compensation, as well as severance benefits to the extent provided in this Agreement. If Executive’s employment with the Company is terminated for Cause or voluntarily by Executive without Good Reason, no severance benefits shall be paid pursuant to this Agreement.

1.4 Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.	COMPENSATION

2.1 Base Salary. Executive shall receive for services to be rendered hereunder base salary at an annual rate of $            ,000 ($             per month) payable on the regular payroll dates of the Company, less standard deductions and withholdings. Such annual base salary shall be reviewed and considered for increase by the [Compensation and Pension Committee of the Board in consultation with the] Chief Executive Officer of Lexmark [in consultation with the Chief Executive Officer of the Company], within [its][his] sole discretion, not less than annually. Upon extraordinary performance, revenue growth or profitability by the Company, as determined solely and exclusively by the [Compensation and Pension Committee of the Board in consultation with the] Chief Executive Officer of Lexmark [in consultation with the Chief Executive Officer of the Company], Executive shall receive an appropriate increase in Executive’s annual base salary.

2.2 Bonus. Executive shall receive annual incentive bonus compensation for the Company’s fiscal year ending June 30, 2010, in accordance with the Company’s Executive Bonus Plan, existing as of the Effective Date. Commencing with the fiscal year 2011 performance period, Executive shall receive an annual incentive bonus award of up to             % of Executive’s annual base salary, in accordance with an amended and restated Executive Bonus Plan to be adopted by the Compensation and Pension Committee of the Board in consultation with the Chief Executive Officer of Lexmark, and which may be amended from time to time. The annual incentive bonus award shall be determined by the Compensation and Pension Committee of the Board based on annual objectives established by Lexmark and approved by the Compensation and Pension Committee of the Board. If all annual objectives are achieved at target, the annual incentive bonus award shall be             % of Executive’s annual base salary. The annual incentive bonus award shall be paid, less standard deductions and withholding, to Executive as soon as reasonably practicable after the Compensation and Pension Committee of the Board certifies the financial results, provided, however, no such payment shall be made later than 2-1/2 months after the end of the calendar year immediately following the end of the performance period. For purposes of this Agreement, the three year Perceptive Software, Inc. Incentive Compensation Program and the Award Agreement thereto (collectively, the “Incentive Program”), as well as any stock option or restricted stock unit grants are not included in the definition of Executive Bonus Plan.

2.3 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally.

3.	SEVERANCE BENEFITS

3.1 Severance Benefits. If Executive’s employment terminates due to (a) an involuntary termination by the Company without Cause (as defined in Section 5.1(b)) or (b) a voluntary termination by Executive with Good Reason (as defined in Section 5.1(d)), then Executive shall receive severance in an amount equal to the sum of: (i) two times the average of the annual base salary and bonus compensation paid or payable to Executive under the Executive Bonus Plan (and any predecessor plan to the Executive Bonus Plan) during the 24-months preceding termination of the Executive’s employment; and (ii) an amount equal to the Award Share that Executive would have received under the Incentive Program if during the Fiscal Year of the Executive’s termination, and in each Fiscal Year remaining under the term of the Incentive Program following the Executive’s termination, the Company calculated the Award Amount for such Fiscal Year at the Plan Target Revenue; provided, however, that if, pursuant to the final paragraph of Section 2(a) of the Incentive Program, on or prior to the date of the termination of Executive’s employment the Award Amount under the Incentive Plan is increased to the maximum Award Amount for each Fiscal Year not yet completed under the Incentive Plan, then the Award Share under (ii) above shall be determined with reference to such maximum Award Amount. The receipt of benefits under this Section 3.1 shall terminate all rights of Executive under the Incentive Program including, but not limited to, the provisions of Section 2(c)(ii) of the Incentive Program. All capitalized terms in this section that are not otherwise defined in this Agreement shall have the meanings prescribed in the Incentive Program.

The severance amount established above shall be payable with interest at eight percent (8%) per annum in twelve (12) monthly installments at regular payroll dates of the Company commencing on the first payroll date following the Executive’s termination of employment, provided however, if any payments are required to be delayed for the six-month period immediately following the effective date of Executive’s termination of employment to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because Executive is a “specified employee,” such delayed payments shall be made in a lump sum payment on the first regular payroll date after the six-month period following the effective date of Executive’s termination of employment, with any remaining payments to be paid in monthly installments in accordance with the schedule set forth above. Any such payments shall be subject to applicable tax withholding. In addition, Executive and Executive’s covered dependents shall be eligible to continue their health care benefit coverage as permitted by COBRA (Code Section 4980B) at the same cost to Executive as in effect immediately prior to such termination for the twelve (12) month period following such termination. Executive shall be entitled to maintain coverage for Executive and Executive’s eligible dependents at Executive’s own expense for the balance of the period that Executive is entitled to coverage under COBRA.

3.2 Change of Control Benefits. To the extent that benefits become payable to Executive pursuant to the Change of Control Agreement entered concurrently with this Agreement, and such amounts are greater than the amounts that would become payable to Executive under Section 3.1, no severance benefits shall be paid pursuant to Section 3.1 of this Agreement; provided, however, that the foregoing limitation shall not affect Company’s obligation for the health care benefit coverage under COBRA as provided above.

3.3 Release. Prior to, and as a condition precedent to, the receipt of any benefits under Section 3.1, Executive, or a representative of Executive, shall execute a release (the “Release”) in the form attached hereto as EXHIBIT A. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution. If Executive is over 40 years of age at the time of the execution of the Release, it is understood that Executive has a certain period to consider whether to execute such Release, and Executive may revoke such Release within seven (7) days after execution, provided, however, that the Release must be fully effective, and not subject to revocation, on or before the sixtieth (60th) day following the date of Executive’s separation from service. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) day period, none of the aforesaid benefits shall be payable under this Agreement and this Agreement shall be null and void.

4.	NON-COMPETE; NON-SOLICITATION

4.1 Non-Compete and Non-Solicitation. Executive hereby acknowledges and agrees to be bound by the terms of the Non-Disclosure and Non-Competition Agreement by and between Executive, the Company and Lexmark during his employment with the Company, and for such period of time following the termination of Executive’s employment with the Company, as specified in that agreement.

5.	MISCELLANEOUS

5.1 Definitions. For purposes of the Agreement, the following terms are defined as follows:

(a) “Board” means the Board of Directors of Lexmark.

(b) “Cause” means (i) the willful failure by the Executive to perform substantially the Executive’s duties with the Company or Lexmark (other than any such failure due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Chief Executive Officer of [Lexmark][the Company], which notice identifies the manner in which the Chief Executive Officer of [Lexmark][the Company] believes that the Executive has not substantially performed his duties; (ii) the Executive engaging in willful and serious misconduct that is injurious to the Company, Lexmark or any of their affiliates; (iii) the Executive making a substantial, abusive use of alcohol, drugs, or similar substances, and such abuse in the Company and/or Lexmark’s judgment has affected his ability to conduct the business of the Company in a proper and prudent manner; (iv) the Executive’s conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony, which in the Chief Executive Officer of [Lexmark’s][the Company’s] reasonable good faith judgment has the effect of materially injuring the reputation or business of the Company; or (v) the willful and material breach by the Executive of any of his obligations hereunder and Executive’s failure to cure such breach to the reasonable satisfaction of Lexmark within a reasonable period, but not to exceed sixty (60) days, following Lexmark’s notice to Executive of such breach, which notice describes such breach in particularity, or the willful and material breach by the Executive of any written covenant or agreement with the Company or Lexmark or any of their affiliates not to disclose any information pertaining to the Company or Lexmark or any of their affiliates or not to compete or interfere with the Company or Lexmark or any of their affiliates.

(c) “Change of Control” shall have the same meaning as that in the Change of Control Agreement entered concurrently with this Agreement.

(d) Good Reason. “Good Reason” means the voluntary termination of employment of a Participant within 180 days following: (i) any assignment to Executive of any duties, functions or responsibilities that are significantly different from, and result in a substantial and material diminution of, the duties, functions or responsibilities that Executive has on the date hereof provided, however, that a change in Executive’s duties or responsibilities solely as a result of the Company becoming a subsidiary or division of the surviving entity shall not be considered Good Reason; (ii) a reduction by the Company of the annual base salary of Executive as in effect immediately prior to such reduction, other than a reduction as part of an across the board reduction in salary for executives of the Company; (iii) a reduction in Executive’s benefits, except to the extent that the benefits of all other officers of the Company are similarly reduced; (iv) a relocation of Executive’s principal office to a location more than one hundred (100) miles from the location at which Executive was performing Executive’s duties as of the Effective Date, except for required travel by Executive on the Company’s business; or (v) the breach by the Company of any of its obligations under this Agreement, the Executive Bonus Plan, or the Incentive Program; provided, however, that such termination shall only be for Good Reason if Executive provides notice to Company of his intent to terminate employment for Good Reason and provides Company a chance to cure such event constituting Good Reason to the reasonable satisfaction of Executive within a reasonable period, but not to exceed sixty (60) days, following Executive’s specific notice to Company of such an intent to terminate employment for Good Reason.

5.2 Inventions Agreement. Executive acknowledges, agrees and confirms that (a) Executive previously executed and delivered the Company’s Statement of Employee Obligations and Agreement Involving Proprietary Information and Inventions in the form attached hereto as EXHIBIT B (the “Inventions Agreement”) effective as of June 30, 2004; (b) Executive has fully complied with such Inventions Agreement since June 30, 2004; and (c) such Inventions Agreement remains in full force and effect and Executive shall at all times continue to comply with and abide by such Inventions Agreement.

5.3 Remedies. Executive’s duties under the Inventions Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Inventions Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach of threatened breach.

5.4 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery, confirmed delivery by facsimile, or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s payroll.

5.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

5.6 Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

5.7 Complete Agreement. This Agreement, its Exhibits, the Non-Disclosure and Non-Competition Agreement described in Section 4.1, the Change of Control Agreement described in Section 3.2, and the Executive Bonus Plan described in Section 2.2, and the Incentive Program, constitute the entire agreement between Executive and the Company and are the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. They are entered into without reliance on any promise or representation other than those expressly contained herein or therein, and they cannot be modified or amended except in a writing signed by Executive and by the Chairman and Chief Executive Officer of Lexmark. All prior employment-related agreements, letters, or understandings between Executive and the Company are hereby terminated and replaced in their entirety with this Agreement.

5.8 Counterparts. This Agreement may be executed in separate counterparts, any one of such need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

5.9 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

5.10 Successors and Assigns. This Agreement is intended to bind and inure to the benefits of and be enforceable by Executive and the Company (including the Company’s successors and assigns, and Executive’s heirs, personal representatives and successors and assigns), except that Executive may not assign any of Executive‘s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company; provided, however, Executive may assign rights and benefits to his hears, personal representatives and successors for estate planning purposes.

5.11 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.12 Choice of Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware, without giving effect to conflict of law principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be exclusively brought in, and each party agrees to and does hereby submit to the exclusive jurisdiction and venue of the District Court of Johnson County, Kansas, or the Federal District Court in Kansas City. The parties hereby irrevocably and unconditionally waive trial by jury in any such action, suit or other legal proceeding.

IN WITNESS WHEREOF, the parties have executed this EXECUTIVE EMPLOYMENT AGREEMENT on the day and year first above written.

PERCEPTIVE SOFTWARE, INC.:

By:

Name:
Title:	Chairman and Chief Executive Officer
of Lexmark International, Inc.

EXECUTIVE:

Name: [Executive]

EXHIBIT A: FORM OF RELEASE

EXHIBIT B: INVENTIONS AGREEMENT

EXHIBIT A

FORM OF RELEASE

Certain capitalized terms used in this Release are defined in the Executive Employment Agreement (the “Agreement”), which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, in consideration of benefits I will receive under the Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990; tort law; contract law, statutory law; wrongful discharge, discrimination, fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligations to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law, or to pay or provide me following the termination of my employment with the Company with any severance benefits to which I may be entitled to under the terms of the Agreement, or to waive any unwaivable claims under applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Release is executed by me.

Date:

EXHIBIT B

PERCEPTIVE SOFTWARE

Statement of Employee Obligations and Agreement Involving

Proprietary Information and Inventions

1.	NONDISCLOSURE

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during his/her employment and thereafter, the employee will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with his/her work for the Company, or unless an officer of the Company expressly authorizes such in writing. The employee will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to his/her work at Company and/or incorporates any Proprietary Information. The employee, as indicated by his/her signature below, hereby assigns to the Company any rights he/she may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, the employee is free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and his/her own skill, knowledge, know-how and experience to whatever extent and in whichever way he/she wishes.

1.3 Third Party Information. The employee understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of his/her employment and thereafter, the employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with his/her work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4. No Improper Use of Information of Prior Employers and Others. During the employee’s employment by the Company, he/she will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom he/she has an obligation of confidentiality, and the employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom he/she has an obligation of confidentiality unless consented to in writing by that former employer or person. The employee agrees that he/she will use in the performance of his/her duties only information which is generally known and used by persons with training and experience comparable to his/her own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.	ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which the employee made prior to the commencement of his/her employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, the employee shall set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that he/she has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of his/her employment with the Company, that the employee considers to be his/her property or the property of third parties and that the employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause the employee to violate any prior confidentiality agreement, the employee understands that he/she is not to list such Prior Inventions in Exhibit A but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, the employee, by signing below, represents that there are no Prior Inventions. If, in the course of the employee’s employment with the Company, he/she incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, the employee agrees that he/she will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Section 2.5, the employee, by signing below, hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by the employee, either alone or jointly with others, prior to or during the period of his/her employment with the Company, except for Prior Inventions. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Obligation to Keep Company Informed. During the period of the employee’s employment and for six (6) months after termination of his/her employment with the Company, the employee, by signing below, agrees to promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by the employee, either alone or jointly with others. In addition, the employee will promptly disclose to the Company all patent applications filed by him/her or on his/her behalf within a year after termination of employment.

2.5 Government or Third Party. The employee, by signing below, also agrees to assign all of the employee’s right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.6 Works for Hire. The employee, by signing below, acknowledges that all original works of authorship which are made by the employee (solely or jointly with others) within the scope of his/her employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.7 Enforcement of Proprietary Rights. The employee agrees to assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end the employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, the employee agrees to execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. The employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of his/her employment, but the Company shall compensate the employee at a reasonable rate after his/her termination for the time actually spent by him/her at the Company’s request on such assistance.

The employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in his/her behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the employee, such rights and authority which may be exercised by the Company in the event the Company is unable for any reason, after reasonable effort, to secure the employee’s signature on any document needed in connection with the actions specified in the preceding paragraph. The employee agrees to waive and quitclaim to the Company any and all claims, of any nature whatsoever, which the employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.        RECORDS. The employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by the employee and all Inventions made by the employee during the period of his/her employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.        ADDITIONAL ACTIVITIES. The employee agrees that during the period of his/her employment by the Company the employee will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, his/her employment by the Company. The employee agrees further that for the period of his/her employment by the Company and for one (1) year after the date of termination of his/her employment the employee will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5.        NO CONFLICTING OBLIGATION. The employee, by signing below, represents that his/her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by the employee in confidence or in trust prior to the employee’s employment by the Company. The employee further acknowledges that he/she has not entered into, and will not enter into, any agreement either written or oral in conflict herewith.

6.        RETURN OF COMPANY DOCUMENTS. The employee agrees and understands that when he/she leaves the employ of the Company, the employee must deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. The employee further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets and other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, the employee agrees to cooperate with the Company in completing and signing a termination statement prepared by the Company.

7.        NOTIFICATION OF NEW EMPLOYER. In the event that the employee leaves the employ of the Company, the employee hereby consents and agrees to the notification of his/her new employer of the employee’s rights and obligations under this Agreement.

8.	GENERAL PROVISIONS.

8.1 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.2 Legal and Equitable Remedies; Governing Law; Assignment; Survival. Because the employee’s services are personal and unique and because the employee may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. This Agreement will be governed by and construed according to the laws of the state of Kansas and will be binding upon the employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. In addition, the provisions of this Agreement shall survive the termination of the employee’s employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

8.3 Employment. By signing below, the employee agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the employee’s right or the Company’s right to terminate the employee’s employment at any time, with or without cause.

8.4 Waiver. No wavier by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.5 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which the employee was previously employed, or is in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the employee and the Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in the employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of the employee’s employment with the Company, namely:                     ,                .

In consideration of my employment or continued employment the PERCEPTIVE SOFTWARE (the “Company”), and the compensation now and hereafter paid to me, by signing below I hereby agree to be bound to the terms and conditions set forth in the above Statement of Employee Obligations and Agreement Involving Proprietary Information and Inventions. By signing below, I also acknowledge that I have carefully read the above Statement and Agreement and understand its terms. I also acknowledge that I have completely filled out Exhibit A to this Statement and Agreement.

Dated:

(Signature of Employee)

(Printed Name)

ACCEPTED AND AGREED TO:

PERCEPTIVE SOFTWARE

By:

Title:

Dated:

EXHIBIT A

TO:	Perceptive Software

FROM:

DATE:

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Perceptive Software (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.